Exhibit 10.31

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of February 7, 2018, is entered into by and among TEVA PHARMACEUTICALS USA, INC., a Delaware corporation (“Teva USA”), and CARLO DE NOTARISTEFANI (the “Executive”).

R E C I T A L S:

WHEREAS, Teva USA, Teva Pharmaceutical Industries Ltd., an Israeli corporation (“TPI”, and collectively with Teva USA, the “Company”), and the Executive entered into an Employment Agreement, dated as of August 6, 2012, which was amended and restated by that certain Amended and Restated Employment Agreement, by and between Teva USA and Executive, dated January 18, 2015, as subsequently amended (the “Prior Agreement”) providing for the Executive’s employment with the Company, and setting forth the terms and conditions for such employment; and

WHEREAS, Teva USA and the Executive desire to amend and restate the Prior Agreement in order to set forth the terms and conditions of the Executive’s continued employment with Teva USA.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Effective Date. This Agreement shall be effective as of December 12, 2017 (the “Effective Date”).

2. Term of Employment. Teva USA hereby agrees to continue to employ the Executive and the Executive hereby accepts such continued employment with Teva USA, on the terms and conditions hereinafter set forth. The term of employment (the “Term of Employment”) shall commence on the Effective Date and shall continue until the Termination Date, as defined in Section 7 below.

3. Position; Duties and Responsibilities; Place of Performance.

(a) The Executive shall continue to be employed as the President and Chief Executive Officer, Global Operations of the Teva Group. In such capacities, the Executive shall report directly to the President and Chief Executive Officer of TPI. In addition, the Executive shall have such additional executive duties and responsibilities as may be assigned to him by the President and Chief Executive Officer of TPI, so long as such duties and responsibilities are consistent with his positions as President and Chief Executive Officer, Global Operations of the Teva Group. If the Executive is elected as a director or officer of any subsidiary or affiliate of the Company, the Executive shall serve in such capacity or capacities without additional compensation, other than indemnification and directors’ and officers’ liability insurance as provided in Section 24 below.

(b) The Executive’s principal place of employment shall be at Teva USA’s offices in Parsippany, New Jersey, although the Executive understands and agrees that it is expected that the Executive will be required to travel extensively (including internationally) in connection with the performance of his duties hereunder.

(c) Notwithstanding anything in this Agreement to the contrary, the Executive, while in the United States, (i) shall not have authority to bind or enter into contractual arrangements on behalf of any non-U.S. member of the Teva Group and (ii) shall be subject to such further restrictions as to his activities on behalf of the non-U.S. members of the Teva Group as may be reasonably determined from time to time.

4. Exclusivity. Subject to the terms and conditions set forth in this Agreement, the Executive shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (a) conflicts with the interests of the Company or its affiliates, (b) interferes with the proper and efficient performance of his duties for the Company, or (c) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) serving, with the prior written consent of the President and Chief Executive Officer of TPI (which shall not be unreasonably withheld or delayed), as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) speaking at meetings of business, charitable and civic organizations or (iv) subject to the terms and conditions set forth in Section 9 hereof, managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by the Executive so as not to unreasonably interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder or create a potential business or fiduciary conflict.

5. Compensation and Benefits.

(a) Base Salary. For services rendered under this Agreement, Teva USA shall pay the Executive a salary at the rate of not less than U.S. $836,400 per annum (such salary, or any increased salary granted to the Executive pursuant to this Section 5(a), the “Base Salary”). The Executive’s Base Salary shall be payable in accordance with the payroll practices of Teva USA as the same shall exist from time to time. The Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of TPI (the “TPI Board”) with input from the President and Chief Executive Officer of TPI, shall periodically consider and resolve whether to approve, increases to the Executive’s Base Salary, according to the considerations specified in the shareholder-approved compensation policy of TPI in effect from time to time (the “Compensation Policy”) and subject to approval of the TPI Board.

(b) Annual Cash Bonus. For each fiscal year that ends during the Term of Employment, the Executive shall be eligible to participate in the Company’s annual cash bonus plan in accordance with the Compensation Policy (the “Annual Bonus”). The target Annual Bonus shall be one hundred percent (100%) of the Executive’s then-current Base Salary, subject to the discretion of the Compensation Committee, the TPI Board and the terms of the Compensation Policy, and in accordance with the applicable annual cash bonus plan. The Annual Bonus shall be paid to the Executive at the same time as annual bonuses are generally payable to other similarly situated senior executives of the Company subject to the Executive’s continuous employment through the payment date except as otherwise set forth in this Agreement.

(c) Equity- Awards. During the Term of Employment, the Executive shall be eligible to be considered for equity-based compensation awards under the Teva Pharmaceutical Industries Ltd. 2015 Long-Term Equity-Based Incentive Plan (the “Equity Incentive Plan”) or any successor equity compensation plan(s), at the sole discretion of the President and Chief Executive Officer of TPI, the Compensation Committee and the TPI Board and in accordance with the Compensation Policy. Any such awards shall be granted on such terms and conditions as may be determined by the Compensation Committee and the TPI Board. .

(d) Benefits. During the Term of Employment, the Executive shall be entitled to participate in such benefit plans and programs as shall be provided to similarly situated executives of Teva USA, including medical insurance, long-term and short-term disability insurance, dental insurance, life insurance, 401(k) plan, deferred compensation and other benefit programs that may be adopted by Teva USA from time to time and not specifically regulated under this Agreement. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing the Executive notice, and the right to do so is expressly reserved.

(e) Service Credit. To the extent legally permissible, the Company shall use commercially reasonable efforts to credit the Executive with thirty (30) years of service under any employee benefit plan or program in which the Executive is otherwise eligible to participate for purposes of eligibility, vesting and determining the level of benefits thereunder. For the avoidance of doubt, the foregoing service credit shall not apply for purposes of any benefit accrual under any plan or program.

(f) Vacation. Subject to Section 5(e), during the Term of Employment, the Executive shall be entitled to the same number of vacation days, holidays, sick days, and other benefits as are generally allowed to other similarly situated executives of Teva USA in accordance with Teva USA’s policy in effect from time to time.

(g) Company Car. During the Term of Employment, Teva USA shall furnish the Executive with a car, either owned or leased and insured by Teva USA, such car to be of a size and model appropriate to the Executive’s position with the Company. Alternatively, at Teva USA’s option, Teva USA may provide the Executive with a cash allowance of equivalent value. Upon receipt of an itemized account of expenditures, Teva USA shall reimburse the Executive within thirty (30) days for all reasonable and necessary expenses incurred in connection with the operation, maintenance and repair of such car. The Executive shall, from time to time as requested by Teva USA, furnish Teva USA with information concerning his personal use of such car so as to permit Teva USA to report appropriate amounts in respect of such use for income tax purposes.

6. Ordinary Business Expenses. During the Term of Employment, Teva USA shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of his duties under this Agreement, including expenses for travel, lodging and similar items, all in accordance with Teva USA’s expense reimbursement policy, as the same may be modified from time to time. Teva USA shall reimburse the Executive for all such proper expenses upon the Executive’s presentation to Teva USA of an itemized accounting of such expenses with reasonable supporting data

7. Termination of Employment.

(a) General.

(i) The Term of Employment shall terminate upon the earliest to occur of (A) the Executive’s death, (B) a termination by reason of a Disability (as defined below), (C) a termination by Teva USA with or without Cause (as defined below) and (D) a termination by the Executive with or without Good Reason (as defined below). The date on which employee-employer relations cease to exist between the parties (including as a result of acceleration of such cessation due to a waiver on the part of Teva USA of the Executive’s services during the relevant Notice Period (as defined below) and payment to the Executive of the entire amount the Executive is entitled to in respect of such Notice Period) shall be referred to in this Agreement as the “Termination Date.” Upon the termination of the Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by the Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions the Executive holds with the Company or any of its subsidiaries or affiliates.

(ii) Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) or settlement of any equity-based award hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) upon a termination of employment shall be delayed until such time as the Executive has also undergone a “separation from service” as defined in U.S. Treasury Regulation Section 1.409A-1(h), at which time such “nonqualified deferred compensation” (calculated as of the Termination Date) shall be paid (or commence to be paid) or delivered to the Executive on the schedule set forth in this Section 7 as if the Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b) Death or Disability. The Executive’s employment shall terminate automatically upon his death. Teva USA may terminate the Executive’s employment immediately after the occurrence of a Disability, such termination to be effective upon the Executive’s receipt of written notice of such termination. In the event the Executive’s employment is terminated due to his death or Disability, the Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) (A) all accrued but unpaid Base Salary through the Termination Date (paid in cash within fourteen (14) days following the Termination Date); (B) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 6 hereof to the extent incurred prior to the Termination Date; (C) any other amounts required to be paid pursuant to applicable law, if any; and (D) accrued and/or vested benefits under any plan or agreement covering the Executive, which shall be governed by the terms of such plan or agreement (items (A) through (D) collectively, the “Accrued Obligations”); and

(ii) any unpaid Annual Bonus in respect of any completed fiscal year that has ended on or prior to the Termination Date, such amount to be paid at the same time it would otherwise be paid to the Executive had no such termination occurred, but in no event later than one day prior to the date that is two and one-half (2 1/2) months following the last day of such completed fiscal year.

For purposes of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that renders the Executive incapable of performing his usual and customary duties as set forth herein for a period of one hundred twenty (120) days during any twelve (12) month period. Any question as to the existence or extent of the Executive’s Disability upon which the Executive and Teva USA cannot agree shall be determined by a qualified, independent physician selected by Teva USA and approved by the Executive or the Executive’s representatives (which approval shall not be unreasonably withheld or delayed). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

Except as set forth in this Section 7(b), following the Executive’s termination by reason of his death or Disability, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause. In the event of Cause, Teva USA may terminate the Executive’s employment for Cause as described in this Section 7(c):

(i) A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. The Executive shall be given not less than thirty (30) days’ written notice by Teva USA of the intention to terminate his employment for Cause, such notice to state in reasonable detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. The Executive shall have thirty (30) days after the date that such written notice has been received by the Executive in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If the Executive fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the thirty (30) day cure period. If cure is not possible (as reasonably determined by Teva USA in its sole discretion), the termination shall be effective as of the date on which the Executive receives such notice.

(ii) In the event Teva USA terminates the Executive’s employment for Cause, he shall be entitled only to (a) all accrued but unpaid Base Salary through the Termination Date; and (b) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 6 hereof to the extent incurred prior to the Termination Date. Following a termination of the Executive’s employment for Cause, except as set forth in this Section 7(c)(ii), the Executive shall have no further rights to any compensation or any other benefits.

For purposes of this Agreement, “Cause” shall mean: (a) the Executive’s conviction of a felony; (b) the Executive’s embezzlement, breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses; (c) the Executive’s deliberate and continual failure to perform the material duties of his position; (d) the Executive’s willful violation of a material Company rule or regulation, or (e) the Executive’s willful breach of a material provision of this Agreement.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause, effective six (6) months following the Executive’s receipt of written notice of such termination (in this Section 7(d), the “Notice Period”). The Company may, in its sole and absolute discretion, by written notice, waive the services of the Executive during the Notice Period or in respect of any part of such period, and at the Company’s sole discretion accelerate the effective date of such termination of employee-employer relationship (such accelerated date shall constitute the Termination Date), all on the condition that Teva USA pays the Executive the monthly Base Salary and all additional compensation and benefits to which the Executive is entitled in respect of the Notice Period without regard to any such Company waiver.

In the event the Executive’s employment is terminated by Teva USA without Cause (other than by reason of his death or Disability), the Executive shall be entitled to:

(i) the Accrued Obligations;

(ii) any unpaid Annual Bonus in respect of any completed fiscal year that has ended on or prior to the Termination Date, such amount to be paid at the same time it would otherwise be paid to the Executive had no such termination occurred, but in no event later than one day prior to the date that is two and one-half (2 1⁄2) months following the last day of such completed fiscal year; provided, that, if the Company has provided the Executive with notice of termination pursuant to this Section 7(d), any Annual Bonus payable pursuant to this subsection (ii) shall be prorated to reflect the portion of the year during which the Executive was an active employee;

(iii) continued payment of the Executive’s then-current Base Salary, in accordance with the payroll practices of the Company, for twelve (12) months;

(iv) a lump sum cash payment in an amount equal to the Executive’s then-current Base Salary, payable in a cash lump sum on the next regular payroll date immediately following the sixtieth (60th) day after the Termination Date;

(v) subject to the Executive’s election of COBRA continuation coverage under Teva USA’s group health plan, on the first regularly scheduled payroll date of each month during the eighteen (18) month period commencing on the Termination Date, Teva USA will pay the Executive a cash amount equal to the difference between the monthly COBRA premium cost and the premium cost to the Executive as if the Executive were an employee of Teva USA (excluding, for purposes of calculating such cost, an employee’s ability to pay premiums with pre-tax dollars); provided, that any payments pursuant to this subsection (v) shall cease earlier than the expiration of such eighteen (18) month period (x) in the event that the Executive becomes eligible to receive any comparable health benefits, including through a spouse’s employer, during such eighteen (18) month period or (y) to the extent required to avoid adverse consequences (including penalties or negative tax consequences) to the Executive or Teva USA under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010; and

(vi) continued vesting of any outstanding equity awards granted to the Executive by TPI, without regard to the termination of Executive’s employment, for the remainder of their original terms to the same extent as if the Executive had remained employed by the Company in accordance with the terms and conditions of TPI’s equity plans and the individual award agreements evidencing such grants (including, for the avoidance of doubt, any performance vesting conditions). In addition, the vested portion of any stock option as of the conclusion of the stock option vesting term will be exercisable through the stated expiration date of such stock option, following which any portion of such stock option not exercised will expire.

Notwithstanding the foregoing, (A) the payments and benefits described in subsections (iii) through (vi) above shall immediately cease, (B) the Company shall have no further obligations to the Executive with respect thereto and (C) the Executive shall promptly repay to the Company any payments or benefits paid or provided to the Executive pursuant to subsections (ii) through (vi) above, in the event that the Executive breaches any provision of Section 9 hereof.

Following a termination of the Executive’s employment by Teva USA without Cause, except as set forth in this Section 7(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason and receive severance compensation upon such termination as described in this Section 7(e).

(i) The Executive may terminate his employment for Good Reason by providing Teva USA six (6) months’ written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to Teva USA within three (3) months following the occurrence of such event. During such six (6) month notice period, Teva USA shall have a cure right (if curable), and if not cured within such period, the Executive’s termination will be effective upon the date immediately following the expiration of the six (6) month notice period.

(ii) In the event of (A) the Executive’s termination for Good Reason prior to July 1, 2020, the Executive shall be entitled to the same payments and other benefits as provided in Section 7(d)(i) through (v) above for a termination without Cause, and (B) Executive’s termination for Good Reason on or after July 1, 2020, the Executive shall be entitled to the same payments and other benefits as provided in Section 7(d)(i) through (vi) above for a termination without Cause, it being agreed that, in each of case (A) and (B), the Executive’s right to any such payments shall be subject to the same terms and conditions as described in Section 7(d) above, including, without limitation, the forfeiture of the Executive’s right to the payments and benefits described in Sections 7(d)(ii) through (vi), and the Executive’s obligation to promptly repay such amounts, in the event that the Executive breaches any provision of Section 9 hereof. Following a termination of the Executive’s employment by the Executive for Good Reason, except as set forth in this Section 7(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following events: (i) the Company’s breach of a material provision of this Agreement, (ii) a material diminution in the Executive’s duties or responsibilities that is inconsistent with the Executive’s position as described herein, (iii) a material reduction by Teva USA in the Executive’s rate of annual Base Salary or a material change in the value or reasonableness of the Executive’s annual bonus opportunity, or (iv) the relocation of the Executive’s principal place of employment to a location that is beyond a fifty (50) mile radius from his principal place of employment as of the Effective Date.

(f) Termination by the Executive without Good Reason. The Executive may terminate his employment without Good Reason by providing Teva USA six (6) months’ written notice of such termination (in this Section 7(f), the “Notice Period”)

(i) In the event that the Executive’s employment is terminated by the Executive without Good Reason prior to July 1, 2020, the Executive shall be entitled to:

(1) the Accrued Obligations; and

(2) any unpaid Annual Bonus in respect of any completed fiscal year that has ended on or prior to the Termination Date, such amount to be paid at the same time it would otherwise be paid to the Executive had no such termination occurred, but in no event later than one day prior to the date that is two and one-half (2 1⁄2) months following the last day of such completed fiscal year; provided, that, if the Company has provided the Executive with notice of termination pursuant to this Section 7(f), any Annual Bonus payable pursuant to this subsection (ii) shall be prorated to reflect the portion of the year during which the Executive was an active employee.

(3) If the termination is mutually agreed with the prior written consent of the Company, the TPI Board in its sole discretion may provide that, subject to Employee’s continued compliance with Section 9(A) all of such Employee equity shall continue to vest in accordance with their original vesting schedule as if no such termination had occurred, until the second anniversary of such termination, and (B) stock options shall remain exercisable until the earlier of the stated expiration date of such stock option and the third anniversary of such termination.

(ii) In the event that the Executive’s employment is terminated by the Executive without Good Reason on or after July 1, 2020, the Executive shall be entitled to receive the payments and other benefits as provided in Section 7(d)(i) through (vi) above, it being agreed that the Executive’s right to any such payments shall be subject to the same terms and conditions as described in Section 7(d) above, including, without limitation, the forfeiture of the Executive’s right to the payments and benefits described in Sections 7(d)(ii) through (vi), and the Executive’s obligation to promptly repay such amounts, in the event that the Executive breaches any provision of Section 9 hereof.

In the event of the termination of the Executive’s employment under this Section 7(f), Teva USA may, in its sole and absolute discretion, by written notice, waive the services of the Executive during the Notice Period or in respect of any part of such period, and, at the Company’s sole discretion, accelerate the effective date of such termination of employee-employer relationship (such accelerated date shall constitute the Termination Date) and still have it treated as a termination without Good Reason, all on the condition that Teva USA pays the Executive the monthly Base Salary and all additional compensation and benefits to which the Executive is entitled in respect of the Notice Period without regard to any such Company waiver.

Following a termination of the Executive’s employment by the Executive without Good Reason, except as set forth in this Section 7(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Change of Control. In the event that the Executive’s employment is terminated pursuant to subsection (d) of this Section 7, one (1) year or less following a merger of TPI with another entity, pursuant to which merger TPI is not the surviving entity, and such termination is a result of such merger, then, in addition to any payments or other benefits to which the Executive is entitled pursuant to Section 7(d), the Executive shall also be entitled to receive a lump sum cash payment in an amount equal to U.S. $1,500,000, payable on the next regular payroll date immediately following the sixtieth (60th) day after the Termination Date.

(h) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), (e), (f) or (g) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of a release of claims in the form attached as Exhibit A hereto, as the same may be revised from time to time by Teva USA upon the advice of counsel due to a change in applicable law or regulation (the “Release of Claims”) (and the expiration of any revocation period contained in the Release of Claims) within sixty (60) days following the Termination Date. If the Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period but provided Teva USA has provided the Executive the Release within five (5) days following the Termination Date, if such Release is not in a form identical to the one attached as Exhibit A hereto, or timely revokes his acceptance of such release following its execution, the Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any portion of the Severance Benefits constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of the Executive’s termination of employment hereunder, but for the condition that the Executive execute the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day (and all such unpaid amounts shall be aggregated to be paid on such date), after which any remaining Severance Benefits shall thereafter be provided to the Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination by reason of the Executive’s death or Disability, the Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

(i) Compliance with Covenants. Notwithstanding any provision herein to the contrary, in the event that the Executive breaches any provision of Section 9 hereof, (A) payment or provision of the Severance Benefits shall immediately cease (without prejudice to any other remedies available to the Company hereunder), (B) the Company shall have no further obligations to the Executive with respect thereto and (C) the Executive shall promptly repay to the Company any Severance Benefits (other than Accrued Obligations and the Annual Bonus in respect of any completed fiscal year that has ended on or prior to the Termination Date) paid or provided to the Executive pursuant to this Section 7 prior to the date of such breach.

(j) Return of Property. Upon termination of the Executive’s employment, the Executive shall promptly return to Teva USA any car, cell phone, laptop or other hand-held device provided to the Executive, and any confidential or proprietary information of the Company or any of its subsidiaries or affiliates that remains in the Executive’s possession; provided, however, that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, personal contact list, and the like; and such other records and documents as may reasonably be approved by the TPI Board or its designee (such approval not to be unreasonably withheld or delayed).

8. Representations. The Executive hereby represents to the Company that (a) he is legally entitled to enter into this Agreement and to perform the services contemplated herein and is not bound under any employment, consulting or other agreement to render services to any third party, (b) he has the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by Section 9(b) hereof, and (c) he does not now have, nor within the last three (3) years has he had, any ownership interest in any business enterprise (other than interests in publicly traded corporations where his ownership does not exceed one percent (1%) or more of the equity capital) which is a customer of the Company, any of its subsidiaries, or from which the Company or any of its subsidiaries purchases any goods or services or to whom such corporations owe any financial obligations or are required or directed to make any payments.

9. Executive’s Covenants.

(a) Disclosure of Information. The Executive recognizes and acknowledges that confidential information, including but not limited to the trade secrets, know-how and proprietary processes of Teva USA and its subsidiaries and affiliates (the “Teva Group”), as they may exist from time to time, is a valuable, special and unique asset of the business of the Teva Group, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder. The Executive will not, during or at any time following the Term of Employment, in whole or in part, disclose such confidential information (or any confidential information of any third party which was received by the Teva Group) to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation or other entity (except for a member of the Teva Group or such third party, as applicable) under any circumstances during or after the Term of Employment, except in connection with the good faith performance of his duties hereunder during the period of his employment; provided, that, after the termination of his employment, these restrictions shall not apply to confidential information which is then in the public domain (provided that the Executive was not responsible, directly or indirectly, for such secrets, know-how or processes entering the public domain without the Company’s or such third party’s consent). In addition, nothing contained in this Agreement shall be construed to prohibit the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

(i) DTSA Disclosure. Pursuant to 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

(b) Inventions. The Executive hereby sells, transfers and assigns to the Company, or to any person or entity designated by the Company, without any further compensation other than as provided pursuant to this Agreement, all of the entire right, title and interest of the Executive in, and to, all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during the Term of Employment, which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company or any of its subsidiaries or affiliates, or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its subsidiaries or affiliates or which arise from the efforts of the Executive during the course of his employment for the Company or any of its subsidiaries or affiliates. The Executive shall communicate promptly and disclose to the Company, in such form as the Company reasonably requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements. The Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be reasonably necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and its subsidiaries or affiliates and disclosed by the Executive within one year following the termination of the Term of Employment shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

(c) Covenant Not to Interfere. During the Term of Employment and the Restricted Period, the Executive shall not, directly or indirectly, (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company, its subsidiaries or its affiliates to terminate such person’s contract of employment or agency, as the case may be, with the Company, its subsidiaries or its affiliates or (ii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company, its subsidiaries or its affiliates, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company, its subsidiaries or its affiliates.

(d) Covenant Not to Compete. By signing this Agreement, the Executive hereby acknowledges and agrees that, in his capacity as President and Chief Executive Officer, Global Operations of the Teva Group, the Executive has a great deal of exposure and access to a broad variety of commercially valuable proprietary information of the Teva Group, including, by way of illustration, confidential information regarding the Teva Group’s current and future products and strategies, costs and other financial information, R&D and marketing plans and strategies, etc. As a result of the Executive’s knowledge of the above information and in consideration for the compensation offered by the Company under this Agreement, the Executive affirms and recognizes his continuing obligations with respect to the use and disclosure of confidential and proprietary information of the Teva Group pursuant to the Teva Group’s policies and the terms and conditions of this Agreement, and hereby agrees that during the Term of Employment and the Restricted Period, the Executive shall not, directly or indirectly, (whether as an officer, director, owner, employee, partner, consultant or other direct or indirect service provider) perform any services for any division, subsidiary or product group of a company, which division, subsidiary or product group is principally focused on the manufacture, sale of or trading in (i) generic products or (ii) specialty pharmaceutical products that are competitive with a fundamental product manufactured, sold or otherwise traded in by the Company as of the date of such termination of employment. If a company described in the preceding sentence is not organized into divisions, subsidiaries or product groups, the term “division, subsidiary or product group” in the preceding sentence shall refer to the entire company.

For purposes of this Agreement, the “Restricted Period” means the twelve (12) month period following the Termination Date; provided, that, if the Company exercises its right to waive all or part of the applicable Notice Period pursuant to Section 7(d) or 7(f) above, the Restricted Period shall be extended by the portion of the Notice Period so waived.

(e) Non-Disparagement. During the Term of Employment and at all times thereafter, the Executive agrees not to (i) make any disparaging or defamatory comments regarding the Company or any of its current or former directors, officers, employees or products or (ii) make any negative or disparaging comments concerning any aspect of the Executive’s relationship with the Company or any conduct or events relating to any termination of the Executive’s employment with the Company.

(f) Blue Pencil. It is the desire and intent of the parties that the provisions of this Section 9 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or clause of this Section 9 shall be adjudicated to be invalid or unenforceable or overly broad in scope, time or geographic region, then such provision or clause shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable or to reduce or narrow down the portion thus adjudicated to be too broad in scope, time or geographic region, such deletion, reduction or narrowing down to apply only with respect to the operation of this Section 9 in the particular jurisdiction in which such adjudication is made.

(g) Injunctive Relief. If there is a breach or threatened breach of the provisions or clauses of this Section 9, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

10. Insurance. The Company may, at its election and for its benefit, insure the Executive against death, and the Executive shall submit to such physical examination and supply such information as may be reasonably required in connection therewith.

11. Additional Section 409A Provisions. All payments and benefits under this Agreement shall be made and provided in a manner that is intended to comply with Section 409A of the Code and all applicable regulations and guidance thereunder (“Section 409A”), to the extent applicable. Notwithstanding any provision in this Agreement to the contrary:

(a) Any paymentor benefit (including the settlement of any equity-based awards) otherwise required to be made hereunder to the Executive at any date as a result of the termination of the Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”) in the event the Executive is deemed at the time of his “separation from service” to be a “specified employee” within the meaning of Section 409A and if such delayed payment, settlement or commencement is otherwise required to avoid additional tax under Section 409A(a)(2) of the Code. In such event, on the first business day following the expiration of the Delay Period, (i) the Executive shall be paid, in a single lump sum cash payment, an amount equal to the aggregate amount of all payments or benefits delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein;and (ii) Executive shall receive settlement or delivery of the aggregate amount of all cash or shares in respect of any equity-based awards delayed pursuant to the preceding sentence.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes “nonqualified deferred compensation” (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period during which the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall the Company or any of its affiliates be liable for (i) any additional tax, interest or penalties that may be imposed on the Executive as a result of Section 409A or (ii) any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A).

12. Clawback. All payments made pursuant to this Agreement are subject to the “clawback” provisions in the Compensation Policy.

13. Notices. Any notice required or permitted to be given under this Agreement shall be deemed sufficient if in writing and if sent by registered mail to the Executive at his home address as reflected on the records of the Company, in the case of the Executive, or, in the case of the Company, to TPI at TPI’s headquarters, Attention: Group Executive VP, Human Resources, or to such other officer or address as the Company shall notify the Executive.

14. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

15. Governing Law; Severability. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the choice of law or conflict of laws provisions thereof. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties agree that such provision should be interpreted and enforced to the maximum extent which such court deems reasonable or valid.

16. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by applicable law.

17. Assignment. This Agreement may be assigned, without the consent of the Executive, by Teva USA to any person, partnership, corporation or other entity that has purchased all or substantially all the assets of Teva USA; provided, that such assignee assumes any and all of the obligations of the Company hereunder. The Company shall cause any person, firm or corporation acquiring all or substantially all of the assets of Teva USA to execute a written instrument agreeing to assume any and all of the obligations of the Company hereunder as a condition to acquiring such assets.

18. Compensation Policy. This Agreement shall be subject to the Compensation Policy and nothing herein shall derogate in any way from the Company’s rights thereunder.

19. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties and supersedes any and all agreements, letters of intent or understandings between the Executive and (a) the Company, (b) any member of the Teva Group or (c) any of the Company’s principal shareholders, affiliates or subsidiaries, except as to the Company’s equity compensation plans and other separate agreements, plans and programs referred to herein. This Agreement may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

20. Headings. The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Signatures delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment shall be effective for all purposes.

22. Survival. The provisions of this Agreement that are intended to survive the termination of this Agreement shall survive such termination in accordance with their terms.

23. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced or otherwise subject to offset in any manner (including by any claims the Company or any of its subsidiaries and/or affiliates may have against the Executive), regardless of whether the Executive obtains other employment.

24. Indemnification. In accordance with and subject to the provisions of Israeli law applicable to TPI and the applicable provisions of TPI’s Articles of Association and the Compensation Policy, during the Term of Employment, the Company shall indemnify and release the Executive in accordance with the provisions of that certain Indemnification and Release Agreement, by and between the Executive and TPI, effective as of August 1, 2012, the terms of which shall be incorporated by reference herein. In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy (or policies) covering the Executive until the seventh anniversary of the Termination Date that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified in the first paragraph of this Agreement.

TEVA PHARMACEUTICALS USA, INC.

By:
Name:
Title:

By:
Name:
Title:

EXECUTIVE

/s/ Carlo de Notaristefani

Exhibit A

FORM OF RELEASE AGREEMENT

As a material inducement to the Company to providing the severance benefits and other benefits and payments in excess of the amounts required to be paid to Carlo de Notaristefani (the “Executive”) by applicable law (if any) under the employment agreement (the “Employment Agreement”) dated February 7, 2018 by and among Teva Pharmaceuticals USA, Inc. and the Executive, and in consideration of its agreements and obligations under the Employment Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Executive, the Executive on behalf of himself and his family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors”) hereby irrevocably, unconditionally and generally releases the Company (as defined in the Employment Agreement) and its respective parents, affiliates, shareholders, officers, directors, employees and attorneys, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, the “Corporate Releasees”), from, and hereby waives and/or settles any and all, actions, causes of action, suits, debts, sums of money, agreements, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Executive ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this release (collectively, the “Executive Claims”) arising directly or indirectly pursuant to or out of his employment with the Company, the performance of services for the Company or any Corporate Releasee or the termination of such employment or services and, specifically, without limitation, any rights and/or the Executive Claims (a) arising under or pursuant to any contract, express or implied, written or oral, relating to the Executive’s employment or termination thereof or the employment relationship, including, without limitation, the Employment Agreement; (b) for wrongful dismissal or termination of employment; (c) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or that specifically prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, and applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (d) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ expenses, costs, wages, injunctive or equitable relief resulting or pertaining to those matters released hereunder; and (e) relating to salaries, benefits, bonuses, compensation, fringe benefits, social benefits according to any law or agreement, amounts of manager’s insurance, pension fund, provident fund and education fund, overtime, severance pay, sick pay, recreation payments, vacation payments, prior notice payments, options or other securities, reimbursement of expenses and/or any other payments or benefits due to the Executive. This paragraph shall not apply to any rights or claims that the Executive may have: (i) for a breach of the Company’s obligation to provide, or cause to be provided, the severance and other payments and benefits due under the Employment Agreement; (ii) for disability, life insurance, health, welfare, qualified and nonqualified pension and other employee benefit plans in accordance with the terms of the applicable plans; (iii) any right(s) of indemnification or contribution that the Executive may have, whether under or pursuant to the Employment Agreement, this release or the charter, bylaws or other governing plans, policies or arrangements of, or any insurance policy maintained by the Company, for any and all actions undertaken by the Executive in his capacity as an employee, contractor, consultant, agent, officer, director, shareholder, trustee, fiduciary or other representative of the Company; and (iv) any rights as a stockholder of TPI.

The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Corporate Releasees for any matter or circumstance concerning which the Releasors have released the Corporate Releasees under this release. Further, the Executive agrees not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Corporate Releasees, and the Executive hereby declares, confirms and undertakes that, if the Releasors or anyone else in their name should deliver a claim as mentioned above, the Executive shall reimburse the Corporate Releasees and anyone else on their behalf to the full extent of the sum of the legal expenses and legal fees incurred by them as a result of any such claim; and in the event that Releasors prevail in such legal action, then the Corporate Releasees shall reimburse such sum to the Executive. Notwithstanding the foregoing, this release is not intended to interfere with the Executive’s right to file a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim the Executive believes the Executive may have against the Company. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding the Executive may bring in violation of this release, including any proceeding before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on the Executive’s behalf. In addition, nothing contained in this release shall be construed to prohibit the Releasors from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

To the extent applicable, this release shall constitute a dismissal and compromise notice for the purposes of Section 29 of the Israeli Severance Pay Law 5713-1963.

Representation by Counsel/Revocation.

(a) By executing this release, the Executive acknowledges that: (i) he has been advised by the Company to consult with an attorney before executing this release and has consulted and been represented by counsel in connection therewith; (ii) he has been provided with at least a twenty-one (21) day period to review and consider whether to sign this release and, by executing and delivering this release to the Company, he is waiving any remaining portion of such twenty-one (21) day period; and (iii) he has been advised that he has seven (7) days following execution of the release to revoke this release (the “Revocation Period”).

(b) This release will not be effective or enforceable until the Revocation Period has expired. Any revocation of this release shall only be effective if an originally executed written notice of revocation is delivered to the Company on or before 5:00 p.m. EST on the last day of the Revocation Period. If so revoked, this release shall be deemed to be void ab initio° and of no further force and effect.

(c) Defined terms not otherwise defined herein shall have the same meanings ascribed to them in the Employment Agreement.

Dated: [To be Executed Following a Termination of Employment]

Carlo de Notaristefani